TC X CALIBUR, INC.
                          365 Evans Avenue, Suite 302

                         Toronto, Ontario, Canada M8Z 1K2
                             Telephone: (416) 465-4435

                                 PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors ("TC X Calibur, Inc., a Nevada corporation" [the "Company," "TC X", "we", "our" or "us" or words or similar import]), regarding (i) the sale of substantially all of our assets by the conveyance of our wholly-owned subsidiary, Film Opticals Investments Limited, a corporation organized under the Province of Ontario, Canada ("Film Opticals"), and our film library ("Film Library"), to a related party ("Proposal One" [see below for a complete description of this proposed sale]); and (ii) certain amendments to our Articles of Incorporation that will allow us to issue a class of preferred stock, and, will allow our Board of Directors to effect certain re-capitalizations in the form of pro rata forward or reverse stock splits and to change our corporate name in certain instances without stockholder approval ("Proposal Two" [see below for a complete description of these amendments]), to be considered and voted upon at a special meeting of our stockholders (the "Meeting") to be held at 365 Evans Avenue, Suite 302, Toronto, Ontario, Canada M8Z 1K2, at the hour of 11:00 o'clock a.m., Local Time, on December 28, 2004 (the "Meeting"). The accompanying Notice of Special Meeting of Stockholders, this Proxy Statement and the enclosed Form of Proxy are first being mailed to our stockholders on or before December 8, 2004.

     Our Board of Directors has unanimously resolved to adopt Proposals One and Two, subject to the affirmative vote of persons owning a majority of our outstanding voting securities at the Meeting, and recommends the adoption of Proposal One and Two. Berliner Holdings Limited ("Berliner"), the related party acquiring Film Opticals and our Film Library, is owed by Claus Voellmecke ("Voellmecke"), our President and one of our directors. Berliner owns 1,823,592 shares of our outstanding voting securities, and Voellmecke owns 235,000 shares of our outstanding voting securities; accordingly, Voellmecke is the beneficial owner of 2,058,592 shares or approximately 75.9% of our outstanding voting securities. Voellmecke has agreed to vote his securities with the majority of the vote of stockholders at the Meeting for or against Proposal One, and for Proposal Two. That means the amendments to our Articles of Incorporation are virtually assured of being adopted, and that 50.1% of the remaining 655,031 outstanding shares or 327,655 shares must be voted in favor of Proposal One for it to be adopted. Jenson Services, Inc., a Utah corporation ("Jenson Services"), and one of its principal stockholders, Duane S. Jenson, who collectively own approximately 324,715 shares, have agreed to vote in favor of Proposal One, so it too is virtually assured of being adopted. See the caption "Voting Securities and Principal Holders Thereof," herein.

     If Proposal One is adopted, we will essentially become a "blank check company" seeking to acquire any business by reorganization, merger, acquisition or otherwise. Jenson Services has been instrumental in introducing a number of such companies to potential acquisition candidates, is a financial consultant to us in this respect and will benefit by any initial

              APPROXIMATE DATE OF MAILING - December 8, 2004

future reorganization, merger or acquisition involving us if Proposal One is approved by our stockholders and any such subsequent reorganization, merger, acquisition is completed. See the captions "Proposal One - Sale of Film Opticals and our Film Library" and "Interest of Certain Persons in Matters to be Acted Upon," herein.

     The amendments to our Articles of Incorporation outlined in Proposal Two will (i) increase our authorized shares from 50,000,000 shares of common stock to 55,000,000 authorized shares, 50,000,000 of which are common and 5,000,000 of which are preferred; (ii)grant our Board of Directors the authority to effect re-capitalizations in the form of forward and reverse splits of our outstanding securities without stockholder approval; and (iii) grant our Board of Directors the authority to change our Company name without shareholder approval. For a further discussion of these prospective changes, see Proposal Two and the caption "Reasons for the Recommendation of Adopting the Amendments to Our Articles of Incorporation," herein.


       PROPOSAL ONE - SALE OF FILM OPTICALS AND OUR FILM LIBRARY
       ---------------------------------------------------------

     All of our current operations are being conducted in Film Opticals and substantially all of our assets are owned by Film Opticals, except our Film Library. We have been engaged in the business of providing a full range of motion picture printing services and creative titles, credits and optical effects for features, commercials, theatrical and television programs since our acquisition of Film Optical in 1993.

     We acquired approximately 125 movies in foreign languages (primarily Chinese), from a shareholder in 1991. The movies are in the martial arts genre; and some of them contain partial nudity. We have never had sufficient profits or financing to complete the dubbing and limited editing and to release the films into world-wide markets. Although we believe that the library is valuable and could generate revenues, we have not assigned a value to it in our financial statements since December 31, 1999, because the films had not generated any revenues to that date.

     We had losses from operations of $112,768 for the nine month period ended September 30, 2004, and $286,240 and $32,199 for the calendar years ended December 31, 2003 and 2002, respectively.

     We believe that Film Opticals has become a substantial liability rather than an asset as its facilities and equipment have become obsolete, and we have no funds to upgrade them. Other competitors are using state of the art technology, and with no cash resources and approximately $19,000 in accounts receivable at September 30, 2004, there is little chance that we can upgrade our facilities and equipment now or in the near future, or even if we could, that we could compete successfully in this line of business.

     We had a stockholders' deficit of $403,576 at September 30, 2004. We will need to obtain debt or other financing to continue Film Optical's business. We cannot give any assurance that we will be able to obtain any required funds, and if we were inclined to do so, stockholders would suffer substantial dilution.

     There is currently a substantial increase in reorganization, merger and acquisition activity involving blank check companies for private companies desiring to become a publicly-held company by way of a reorganization, merger or acquisitions with a blank check company, and we recently lost a valuable opportunity in this respect that would have been very beneficial to our stockholders, except for the potential liabilities posed by our ownership of Film Opticals and the partial nudity exhibited in some of the films comprising our Film Library. We believe being a blank check company will be more beneficial to us and our stockholders than continuing the Film Optical's business.

     Berliner has proposed to acquire Film Opticals and our Film Library, in a newly formed corporation to be named "Film Opticals of Canada 2004 Limited ("New Film Opticals") that will be wholly-owned by Berliner; to cancel 500,000 shares of our common stock that it currently owns in consideration of such purchase; and, as further consideration of such purchase, to have New Film Opticals and Berliner assume, pay and/or compromise all of our outstanding liabilities related to Film Opticals and our Film Library and indemnify and hold us harmless from them. Our Board of Directors has adopted this proposal, and recommends the approval of Proposal One.

Unaudited Proforma Balance Sheet.
--------------------------------

     The following is an unaudited proforma balance sheet of us at September 30, 2004, reflecting our Company as and at such date; Film Opticals separated from our Company at such date (our Film Library has not been on our balance sheet since December 31, 1999); our Company without Film Opticals at such date:

                           TC X CALIBUR, INC.
    Condensed Consolidated Balance Sheet with Pro Forma of Divestiture

                              ASSETS

                                                                     Unaudited
                                 Unaudited  Unaudited                Pro Forma
                               Consolidated Subsidiary                 Parent
                                 September  September   Unaudited    September
                                 30, 2004   30, 2004   Eliminations   30, 2004
Current Assets
 Accounts receivable-net of
 allowance for doubtful accounts $  19,187  $  19,187          0            0
 Prepaid expense                    37,500          0          0       37,500
                                 ---------  ---------   --------    ---------
     Total Current Assets           56,687     19,187          0       37,500

Equipment, net                       8,406      8,406          0            0
                                 ---------  ---------   --------    ---------
TOTAL ASSETS                     $  65,093  $  27,593          0    $  37,500
                                 =========  =========   ========    =========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
 Cash overdraft                  $   1,990  $   1,990          0            0
 Accounts payable                  197,087    196,339          0          748
 Accrued liabilities                27,043     27,043          0            0
 Current portion of long-term debt 187,982    187,982          0            0
 Payable to affiliates              54,567          0    (42,000)      12,567
                                 ---------  ---------   --------    ---------
     Total Current Liabilities     468,669    413,354    (42,000)      13,315



Long-term Debt net of current
portion                                  0          0          0
                                 ---------  ---------   --------    ---------
Total Liabilities                  468,669    413,354    (42,000)      13,315
Stockholders' Deficit

 Common stock                        2,714      2,046      1,546        2,214
 Additional paid in capital        612,286          0     (1,546)     610,740
 Accumulated deficit              (949,309)  (318,540)    42,000     (588,769)
 Accumulated foreign currency
 Translation Adjustment            (69,267)   (69,267)         0            0
                                 ---------  ---------   --------    ---------
     Total Stockholders' Deficit  (403,576)  (385,761)    42,000       24,185
                                 ---------  ---------   --------    ---------
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT            $  65,093  $  27,593          0    $  37,500
                                 =========  =========   ========    =========


     This pro-forma balance has been adjusted to reflect the cancellation of 500,000 shares of common stock in exchange for the transfer of all assets and liabilities (including management fees) associated with Film Opticals.

Post-Sale of Film Opticals and our Film Library Business.
---------------------------------------------------------

     Assuming that Proposal One is adopted and the sale of Film Opticals and our Film Library is concluded, management intends to consider a number of factors prior to making any decision as to whether to participate in any specific business endeavor, none of which may be determinative or provide any assurance of success. These may include, but will not be limited to, as applicable, an analysis of the quality of the particular entity's management personnel; the anticipated acceptability of any new products or marketing concepts that any such candidate may have; the merit of its technological changes; its present financial condition, projected growth potential and available technical, financial and managerial resources; its working capital, history of operations and future prospects; the nature of its present and expected competition; the quality and experience of its management services and the depth of its management; its potential for further research, development or exploration; risk factors specifically related to its business operations; its potential for growth, expansion and profit; the perceived public recognition or acceptance of its products, services, trademarks and name identification; and numerous other factors which are difficult, if not impossible, to properly or accurately analyze, let alone describe or identify, without referring to specific objective criteria.

     Regardless, the results of operations of any specific entity may not necessarily be indicative of what may occur in the future, by reason of changing market strategies, plant or product expansion, changes in product emphasis, future management personnel and changes in innumerable other factors. Further, in the case of a new business venture or one that is in a research and development mode, the risks will be substantial, and there will be no objective criteria to examine the effectiveness or the abilities of its management or its business objectives. Also, a firm market for any such candidate's products or services may yet need to be established, and with no past track record, the profitability of any such entity will be unproven and cannot be predicted with any certainty.

     Management will attempt to meet personally with management and key personnel of the entity providing any potential business opportunity afforded to our Company, visit and inspect material facilities, obtain independent analysis or verification of information provided and gathered, check references of management and key personnel and conduct other reasonably prudent measures calculated to ensure a reasonably thorough review of any particular business opportunity; however, due to time constraints of management and limited resources, these activities may be limited.

     We are unable to predict the time as to when and if we may actually participate in any specific business endeavor. Our Company anticipates that proposed business ventures will be made available to us through personal contacts of directors, executive officers and principal stockholders, professional advisors, broker dealers in securities, venture capital personnel, members of the financial community and others who may present unsolicited proposals. In certain cases, we may agree to pay a finder's fee or to otherwise compensate the persons who submit a potential business endeavor in which our Company eventually participates. Such persons may include our directors, executive officers and beneficial owners our securities or their affiliates. In this event, such fees may become a factor in negotiations regarding any potential venture and, accordingly, may present a conflict of interest for such individuals. Management does not presently intend to acquire or merge with any business enterprise in which any member has a prior ownership interest.

     Our Company's directors and executive officers have not used any particular consultants, advisors or finders on a regular basis, except Jenson Services.

     Although we currently have no plans to do so, depending on the nature and extent of services rendered, we may compensate members of management in the future for services that they may perform for our Company. Because we currently have extremely limited resources, and we are unlikely to have any significant resources until we have determined a business or enterprise to engage in or have completed a merger or acquisition, management expects that any such compensation would take the form of an issuance of our Company's common stock to these persons; this would have the effect of further diluting the holdings of our other stockholders. There are presently no preliminary agreements or understandings between us and members of management respecting such compensation.

     Substantial fees are often paid in connection with the completion of all types of acquisitions, reorganizations or mergers, ranging from a small amount to as much as $400,000. These fees are usually divided among promoters or founders, after deduction of legal, accounting and other related expenses, and it is not unusual for a portion of these fees to be paid to members of management or to principal stockholders as consideration for their agreement to retire a portion of the shares of common stock owned by them. In the event of the payment of such fees, Jenson Services would participate in these payments, regardless of whether it referred the potential acquisition candidate to us. Management may actively negotiate or otherwise consent to the purchase of all or any portion of their common stock as a condition to, or in connection with, a proposed reorganization, merger or acquisition. It is not anticipated that any such opportunity will be afforded to other stockholders or that such other stockholders will be afforded the opportunity to approve or consent to any particular stock buy-out transaction. In the event that any such fees are paid, they may become a factor in negotiations regarding any potential acquisition or merger by our Company and, accordingly, may also present a conflict of interest for such individuals. We have no present arrangements or understandings respecting any of these types of fees or opportunities, except with Jenson Services. If there are fees paid in connection with any such reorganization, merger or acquisition, management has agreed that Jenson Services may receive a portion of these fees, up to an amount not to exceed 50% of the amount of the fees actually received, and from which Jenson Services will be required to pay all of its own costs and expenses.

     None of our directors, executive officers, founders or their affiliates or associates has had any negotiations with any representatives of the owners of any business or company regarding the possibility of an acquisition, reorganization, merger or other business opportunity for our Company; nor are there any similar arrangements with us.


       PROPOSAL TWO - AMENDMENTS TO OUR ARTICLES OF INCORPORATION
       ----------------------------------------------------------

     The following constitutes the full text of the proposed amendments to our Articles of Incorporation:

                             ARTICLE IV
                            CAPITAL STOCK

          The aggregate number of shares which the Corporation shall have authority to issue is 55,000,000 shares, divided into two classes, 50,000,000 shares of common stock of a par value of one cent ($0.001) per share and 5,000,000 shares of preferred stock of a par value of one cent ($0.001) per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine. Fully paid stock of this Corporation shall not be liable to any further call or assessment. Common shares of the Corporation shall carry with them no preemptive right to acquire other or additional shares of the Corporation; and there shall be no cumulative voting of shares.

                             ARTICLE XI
          RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES

          The Board of Directors, without the consent of shareholders, may adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse split of all of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation's capital accounts, provided that the re-capitalization does not require any change in the Articles of Incorporation of the Corporation.

                             ARTICLE XII
      AUTHORITY OF THE BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

          The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

     REASONS FOR THE RECOMMENDATION OF ADOPTING THE AMENDMENTS TO THE
                        ARTICLES OF INCORPORATION

The Addition of a Class of Preferred Stock.
-------------------------------------------

     Our Board of Directors believes that this Article XI will provide us with greater flexibility by increasing our authorized capital to allow us to issue up to 5,000,000 shares of preferred stock. There are no current arrangements with our Company that would result in the issuance of the additional authorized shares; however, we are constantly looking for acquisitions that would be beneficial to us, and the planned change in our capitalization may be important to any discussions in this respect. Also, if Proposal One is adopted, our primary focus will be acquisitions and the authority to issue preferred stock could be an important factor in completing any acquisition.

Board of Director Authority to Effect Re-Capitalizations in the Form of Forward and Reverse Splits of our Outstanding Securities.
---------------------------------------------------------

     Our Board of Directors believes that with the present volatility in the trading prices of many low priced securities like ours in today's securities markets, that the power to effect re-capitalizations that can deal with these issues in a fast and efficient manner is necessary. Also, if shareholder approval is not required of such actions, the time, cost and expense associated with a re-capitalization can be substantially eliminated.

Authority of the Board of Directors to Change our Company's Name.
-----------------------------------------------------------------

     We do not have any present name change in mind, but with our present limited business operations and the potential change in our focus if Proposal One is adopted, our management believes that such a provision in our Articles of Incorporation will save additional time and expense in the future and may be an important factor considered by any acquisition candidate in considering a reorganization, merger or other acquisition with us.


                        SOLICITING COSTS AND EXPENSES

     The cost of preparing, printing and mailing the proxy soliciting materials and the solicitation of proxies by our Company will be borne by our Company. Solicitation will be made by mail. We will request brokers, custodians, nominees and other like parties to forward copies of proxy soliciting materials to beneficial owners of our Company's $0.01 par value common stock and will reimburse such parties for their related reasonable and customary charges or expenses. The estimated expense of this solicitation is approximately $2,500.


                   OUTSTANDING SHARES, VOTING AND PROXIES

Record Date and Outstanding Shares.
-----------------------------------

     The Board of Directors has fixed December 8, 2004, as the record date for the determination of holders of our common stock entitled to notice of and to vote at the Meeting. At the close of business on that date, there were 2,713,623 shares of our common stock outstanding and entitled to vote.
Holders of our common stock will be entitled to one vote per share held and are not entitled to cumulative voting at the Meeting.

Proxies and Revocability of Proxies.
------------------------------------

     The enclosed Proxy is being solicited by our Board of Directors for use at the Meeting and any adjournments thereof and will not be voted at any other meeting. All proxies that are properly executed, received by our Company prior to or at the Meeting and not properly revoked will be voted at the Meeting or any adjournment thereof in accordance with the instructions given therein.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by
(i) filing with the President of our Company, at or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the date of the Proxy; (ii) duly executing a subsequent Proxy relating to the same shares and delivering it to the President of our Company before the Meeting; or (iii) by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a Proxy). Any written notice revoking a Proxy should be sent to TC X Calibur, Inc., 365 Evans Avenue, Suite 302, Toronto, Ontario, Canada M8Z 1K2,
Attention: Claus Voellmecke, President, or hand delivered to the President, at or before the taking of the vote at the Meeting.

Quorum and Voting.
------------------

     The presence in person or by proxy of a majority of the total number of outstanding shares of common stock entitled to vote at the Meeting is required to constitute a quorum for the purpose of selling our principal assets and adopting the amendments to our Articles of Incorporation. Abstentions and broker non-votes will be considered represented at the Meeting for the purpose of determining a quorum.

     The shares represented by each Proxy will be voted in accordance with the instructions given therein. Where no instructions are indicated, the Proxy will be voted in favor of all matters to be voted upon as set forth in the Proxy and, at the discretion of the persons named in the Proxy, on any other business that may properly come before the Meeting. Our Management knows of no other matter that is anticipated to be presented to the Meeting.

     Under the Nevada Revised Statutes, even if a quorum of our common stock is present at the Meeting, to adopt Proposals One and Two, a vote in person or by proxy of stockholders owning a majority of the shares entitled to vote at the Meeting is required.

     Voellmecke is the beneficial owner of 2,058,592 shares or approximately 75.9% of our outstanding voting securities. Voellmecke has agreed to vote his securities with the majority of the vote of stockholders at the Meeting for or against Proposal One, and for Proposal Two. That means the amendments to our Articles of Incorporation are assured of being adopted, and that 50.1% of the remaining 655,031 outstanding shares or 327,655 shares must be voted in favor of Proposal One for it to be adopted. Jenson Services and one of its principal stockholders, Duane S. Jenson, who collectively own approximately 324,715 shares, have agreed to vote in favor of Proposal One, so it too is virtually assured of being adopted. See the caption "Voting Securities and Principal Holders Thereof," herein.


                     DISSENTERS' RIGHTS OF APPRAISAL

    The Nevada Revised Statutes do not provide for dissenters' rights with respect to the adoption of Proposals One or Two being presented at the Meeting.


             INTEREST OF MANAGEMENT IN MATTERS TO BE ACTED UPON

     Except as indicated below, no director, executive officer, nominee to become a director, or any associate of any of the foregoing persons, has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be submitted to a vote of our stockholders at the Meeting, which is not shared by all other stockholders, pro rata, and in accordance with their respective interests in our Company.

     Voellmecke is the beneficial owner of 2,058,592 shares or approximately 75.9% of our outstanding voting securities. If Proposal One is adopted as provided herein, companies that he owns (Berliner and the New Film Opticals) will own substantially all of the assets of our Company being comprised of our subsidiary, Film Opticals, subject to all related liabilities that must be assumed, paid or compromised and for which we will be held harmless against and indemnified from paying. Voellmecke will not personally assume any such liabilities or indemnify and hold us harmless from any such liabilities. Neither he nor any of his affiliates has any interest in Proposal Two not shared by all other stockholders. See the caption "Voting Securities and Principal Holders Thereof," herein.

     Jenson Services and one of its principal stockholders, Duane S. Jenson, who collectively own approximately 324,715 shares, have agreed to vote in favor of Proposal One, so it too is virtually assured of being adopted. As a consultant to us and an entity with staff having substantial expertise in reorganizations, mergers or acquisitions with blank check companies, Jenson Services may receive a fee for any such transaction introduced to us. See the captions Proposal One - Sale of Film Opticals" and "Voting Securities and Principal Holders Thereof," herein.


               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth the present share holdings of management and those persons who own more than five percent of our outstanding voting securities:
                             Number of Shares            Percentage
Name and Address             Beneficially Owned           of Class
----------------             -------------------           --------

Claus Voellmecke(1)          2,058,592                     76.9%
Beliner Holdings Ltd.
181 Carlaw Ave, Suite 300
Toronto, Ontario, Canada
M4M2S1


Duane S. Jenson(2)              55,927                      0.2%
8842 Highfield Rd.
Park City, Utah 84098

Jenson Services(2)             269,088                     10.0%
4685 S. Highland Dr.
Suite 202
Salt Lake City, Utah
84117

Michael S. Smith                40,000                      1.4%
Kingsbury Holdings Ltd.(3)
Lot 18 Bay Street Kingstown
St. Vincent The Grenadines
West Indies

                             2,058,592                     88.5%
     Totals:


All directors and executive  2,098,592                     78.3%
officers as a group
(two persons)


          (1) Voellmecke may be deemed to be beneficial owner of these shares due to his relationship with Berliner Holdings Limited. Voellmecke is owner of Berliner Holdings Limited. Voellmecke will vote with the majority on Proposal One and for Proposal Two.

          (2) Duane S. Jenson may be deemed beneficial owner of these shares due to his relationship with Jenson Services. Mr. Jenson is CEO and principal owner of Jenson Services. Mr. Jenson will vote for Proposals One and Two.

          (3) Michael S. Smith may be deemed beneficial owner of these shares due to his affiliation with Kingsbury Holdings Limited. Mr. Smith is the owner of Kingsbury Holdings Limited.

        SALE OF OUR PRINCIPAL ASSETS AND AMENDMENTS TO OUR ARTICLES OF
                INCORPORATION AND VOTE REQUIRED FOR APPROVAL

Nevada Law.
-----------

     Section 78.565 of the Nevada Revised Statutes provides that every sale of all or substantially all of the assets of a corporation shall be first approved by the Board of Directors and be subject to the approval of persons owning a majority of the outstanding voting securities of the corporation.

     Section 78.390 of the Nevada Revised Statutes requires that any amendment to the Articles of Incorporation of a corporation be first adopted by the Board of Directors of the corporation, and then be submitted to the stockholders of the corporation. The vote of a majority of the outstanding voting securities of a corporation is required to adopt any such amendment.

    Voellmecke is the beneficial owner of 2,058,592 shares or approximately 75.9% of our outstanding voting securities. Voellmecke has agreed to vote his securities with the majority of the vote of stockholders at the Meeting for or against Proposal One, and for Proposal Two. That means the amendments to our Articles of Incorporation are assured of being adopted, and that 50.1% of the remaining 655,031 outstanding shares or 327,655 shares must be voted in favor of Proposal One for it to be adopted. Jenson Services and one of its principal stockholders, Duane S. Jenson, who collectively own approximately 324,715 shares, have agreed to vote in favor of Proposal One, so it too is virtually assured of being adopted. See the caption "Voting Securities and Principal Holders Thereof," herein.


                               OTHER MATTERS

     Our Board of Directors is not aware of any business that will be presented for consideration at the Meeting. If other matters properly come before the Meeting, it is the intention of the person or persons named in the enclosed Proxy to vote thereon in accordance with his best judgment.


                                   By Order of the Board of Directors


December 8, 2004                   Claus Voellmecke
                                   President and Director

                              APPENDIX "A"

                                 PROXY
         FOR THE SPECIAL MEETING OF STOCKHOLDERS OF TC X CALIBUR, INC.
                       TO BE HELD DECEMBER 28, 2004

     By completing and returning this Proxy to TC X Calibur, Inc. (the "Company"), you will be designating Claus Voellmecke, the President of the Company, to vote all of your shares of the Company's common stock as indicated below, or you may insert the name of any other person here:
_____________________________________________________________________________
Please complete the Proxy by filling out the stockholder information and dating below, and return it to the Company in the enclosed self-addressed, envelope.

     Matters of business are as follows:

TO APPROVE THE SALE OF FILM OPTICALS AND OUR FILM LIBRARY:

YES _____ NO _____ ABSTAIN _____

TO ADOPT THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION:

YES _____ NO _____ ABSTAIN _____


     The undersigned hereby acknowledges receipt of the Company's Definitive Proxy Statement dated December 8, 2004, and expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of common stock represented in this Proxy. Please sign exactly as your name appears on your stock certificate(s). Joint owners should both sign. If signing in a representative capacity, give full titles and attach proof of authority unless already on file with the Company.

Dated:  ____________, 2004              _________________________________
                                        Name of stockholder (Please print
                                        legibly)
Number of shares:  ____________         _________________________________
                                        Signature

     This Proxy is being solicited by, and the above-referenced vote for the Amended and Restated Articles of Incorporation are being proposed by, the Board of Directors of the Company. The acceptance of the Amended and Restated Articles of Incorporation to be voted on are not related to or conditioned on the approval of any other matter. You may revoke this Proxy at any time prior to the vote thereon.

     As of December 8, 2004, which is the record date for determining the stockholders who are entitled to notice of and to vote at the Meeting, the Board of Directors of the Company is not aware of any other matters to be presented at the Meeting. If no direction is indicated on a Proxy that is executed and returned to the Company, it will be voted "FOR" the approval of the Amended and Restated Articles of Incorporation set forth above. Unless indicated below, by completing and returning this Proxy, the stockholder grants to Claus Voellmecke the discretion to vote in accordance with his best judgment on any other matters that may be presented at the Meeting.

____ Withhold discretion to vote on any other matter presented at the Meeting.

                                 APPENDIX B


                              TC X CALIBUR, INC.

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD DECEMBER 28, 2004

TO ALL STOCKHOLDERS:

     NOTICE is hereby given that a special meeting of the stockholders of TC X Calibur, Inc., a Nevada corporation (the "Company"), will be held at 365 Evans Avenue, Suite 302, Toronto, Ontario, Canada M8Z 1K2, on December 28, 2004, at 11:00 a .m. Local Time, (hereinafter, the "Meeting").

     The Meeting will be held for the following purposes:

     1. To consider the sale of Film Opticals and our Film Library, constituting substantially all of the assets of the Company;

     2. To adopt certain amendments to the Articles of Incorporation of the Company that will add a class of preferred stock comprised of 5,000,000 shares; and that will allow the Board of Directors to effect forward and reverse splits of the Company's outstanding voting securities and to change the Company's name without stockholder approval; and

     3. To transact any other business that may properly come before the Meeting.

     As of the date of this Notice, the Board of Directors of the Company is not aware of any other business to come before the Meeting.

     Only stockholders of record at the close of business on December 8, 2004, are entitled to notice of and to vote at the Meeting or any adjournment thereof.

     Please complete, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you attend the Meeting, you may revoke the Proxy and vote personally on all matters brought before the Meeting.

                                   By Order of the Board of Directors


                                   Claus Voellmecke
                                   President and Director

December 8, 2004